Exhibit 2.7

INTELLECTUAL PROPERTY MATTERS AGREEMENT

DATED AS OF [●]

by and between

DXC TECHNOLOGY COMPANY

and

PERSPECTA INC.

12.5	Priority of Agreements	24
12.6	Assignment	24
12.7	Successors and Assigns	24
12.8	Third Party Beneficiaries	24
12.9	Notices	25
12.10	Rules of Construction	25
12.11	Title and Headings	25
12.12	No Waiver	25
12.13	Severability	25
12.14	Governing Law; Jurisdiction	25
12.15	Dispute Resolution	26
12.16	Specific Performance	26
12.17	Counterparts	26

Signatory		27

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is dated as of [ 🌑 ], 2017 (the “Effective Date”), by and between [Delta], a Nevada corporation (“Delta”), and [Ultra], a Nevada corporation (“Ultra”). Each of Delta and Ultra is sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	Delta, acting directly and through its direct and indirect Subsidiaries, currently conducts the Delta Business and the Ultra Business;

(B)	Delta and Ultra have entered into the Separation and Distribution Agreement by and between Delta and Ultra dated as of the date hereof (the “Separation and Distribution Agreement”), in connection with the separation of the Ultra Business from Delta and the Distribution of Ultra Common Stock to stockholders of Delta; and

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General

Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed in the Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acquiring Person” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Licensed Product Items” shall mean, with respect to each Licensed Product, the Licensed Product Items if and to the extent indicated on Schedule 1.1(a).

“Applicable Licensor” shall mean Delta or Ultra in its capacity as a licensor under this Agreement, as applicable.

“Applicable Security Laws and Regulations” shall mean regulations and policies promulgated by the Defense Security Service, including the National Industrial Security Program Operating Manual (NISPOM), established by Executive Order 12829, and analogue guidance from United States federal government intelligence agencies.

“Change of Control” shall mean the sale of all or substantially all of the assets of Ultra; any merger, consolidation or acquisition of Ultra with, by or into another corporation or other entity; any change in the ownership of more than fifty percent (50%) of the voting capital stock of Ultra or of any corporation of other entity controlling Ultra in one or more related transactions of the like.

“Confidential Information” shall have the meaning set forth in the Separation and Distribution Agreement.

“Contract” shall have the meaning set forth in the Separation and Distribution Agreement.

“Contractor” shall mean any contractor, subcontractor or provider of outsourcing services to Ultra or a Ultra Subsidiary in relation to the Ultra Business that requires the right to use the Licensed Products or Licensed Product Items on behalf of Ultra or a Ultra Subsidiary in order to perform a Customer Contract.

“Customer” shall mean any Person who receives, directly or indirectly, goods and/or services from Ultra or any Ultra Subsidiary in connection with the operation of the Ultra Business and shall exclude (for the avoidance of doubt) any Contractor.

“Customer Contract” shall mean any contract, including all task and delivery orders issued thereunder, assumed or entered into between Ultra or any Ultra Subsidiary, on the one hand, and a Customer, on the other hand, in connection with the Ultra Business.

“Delta” shall have the meaning set forth in the preamble to this Agreement.

“Delta Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delta Field” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delta Improved Imminent IP” shall mean Improvements made to Imminent Ultra IP by Delta during the Term and owned by Delta.

“Delta Indemnitee” shall have the meaning set forth in Section 9.2 of this Agreement.

“Delta Legacy Products and Offerings” shall mean software products and offerings (including, whether or not part of any Ultra or Delta offering) any related documentation, code, materials and other components and the underlying Intellectual Property Rights therein) developed or acquired by Delta prior to April 1, 2017 or by the Delta Business (including, but not limited to, such products and offerings acquired through corporate acquisitions/collaborations by Delta regardless of date, such as Tribridge or Racemi) and which are used in the conduct of the Ultra Business as of the date of this Agreement, including any Improvements made by the Ultra Business to such Delta Legacy Products, but not including the Distributed Products. “Delta Licensed Know-How” shall mean the information, ideas, knowledge, skill and experience owned by Delta or a Delta Subsidiary as of the Effective Date whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form and excluding, for the avoidance of doubt, any Restricted IP, Licensed Products, Licensed Product Items, Licensed Mark and Delta Legacy Products.

“Delta Proprietary Items” shall mean the Licensed Products, the Licensed Product Items, the Delta Licensed Know-How, Distributed Products, Delta Legacy Products, Delta Improved Imminent IP and the Licensed Marks and any databases and Software a part of or ancillary thereto, any update, modification, enhancement, derivative work, data format, engine, platform, program, method of processing, graphical user interface, technique, procedure, concept, form, image, documentation, specification, development language, development tool, design, flow chart, instructional material, user booklet, printouts, or other written or machine-readable materials that are a part of or ancillary to the Licensed Products, the Licensed Product Items, the Delta Licensed Know-How, Distributed Products, Delta Legacy Products, Delta Improved Imminent IP and the Licensed Marks and also includes all copyrights, trademarks, trade secrets, patents and other intellectual property right subsisting in or covering any of them.

“Delta Subsidiary” shall mean any direct or indirect wholly owned subsidiary of Delta.

“DFARS” shall mean the U.S. Department of Defense Federal Acquisition Regulation Supplement.

“Distributed Products” shall mean software products in existence and owned by Delta or a Delta Subsidiary as of the Effective Date (including any related documentation and materials) that are distributed in binary form to Customers or are distributed by Delta in binary form to its customers that Ultra reasonably requires to conduct the Ultra Business at any time after the Effective Date, other than the Licensed Products.

“Distribution” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Enforcement Action” shall have the meaning set forth in Section 2.6 of this Agreement.

“Export Control Laws and Regulations” shall mean trade controls found at 22 U.S.C. 2778 of the Arms Export Control Act (“AECA”) Executive Order 13637, the International Traffic in Arms Regulations (“ITAR”) 22 CFR 120-130 Executive Order 13556, and DFARS 252.204-7000 Disclosure of Information and similar special clauses inserted in United States federal government contracts to which Ultra or a Ultra Subsidiary is a party or that have been passed through to Ultra or a Ultra Subsidiary as a subcontractor and that require United States government contracting officer consent prior to disclosure to Third Parties of unclassified documents subject to disclosure restrictions.

“FAR” shall mean the U.S. Federal Acquisition Regulation.

“Governmental Entity” shall have the meaning set forth in the Separation and Distribution Agreement.

“Imminent Ultra IP” shall mean any Intellectual Property Rights acquired (whether by merger, consolidation, stock or asset purchase or other similar transaction) by Ultra or an Ultra Subsidiary or developed (including by way of improvement) by Ultra or a Ultra Subsidiary without making use of any Delta Proprietary Items, in each case within six (6) months after the Effective Date, excluding all Intellectual Property Rights of Vector, Kodiak and their respective direct and indirect Subsidiaries.

“Imminent Ultra IP License” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Improvements” shall mean, with respect to any Licensed Product, Licensed Product Items, Imminent Ultra IP, Ultra-Owned Products, Ultra Intellectual Property, Distributed Products and Delta Legacy Products, Vector and Kodiak Intellectual Property, all derivative works of such Licensed Product, Licensed Product Items, Distributed Products, Ultra-Owned Products, Vector and Kodiak Intellectual Property, Ultra Intellectual Property, Delta Legacy Products or Imminent Ultra IP as well as all inventions, modifications, improvements, fixes, enhancements and/or updates made to or derived therefrom, in each case whether or not any of the foregoing is entitled to protection under applicable Law.

“Intellectual Property Rights” shall mean all intellectual property, proprietary and industrial property rights of any kind worldwide, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing.

“Know-How License” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Kodiak” shall mean [ 🌑 ]

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Entities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Entity thereof.

“License Year” shall mean the twelve (12)-month period commencing on the Effective Date and extending through the corresponding date in the following year and each subsequent twelve (12)-month period thereafter during the Term.

“Licensed Marks” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Licensed Product Configuration Software” shall mean the code owned by Delta or its controlled Affiliates that, together with the applicable Third Party Software licensed directly by Ultra from such Third Party, is used to create a Licensed Product, including scripts, configuration files, blueprints and Delta proprietary Software.

“Licensed Product Documentation” shall mean the offering and/or service descriptions, installation and instructional guides and training materials generally provided by Delta to clients for use in connection with a Licensed Product.

“Licensed Product Items” shall mean the Licensed Product Configuration Software, Licensed Product Documentation, Licensed Product Sales Materials and Licensed Product Specifications, collectively.

“Licensed Product Sales Materials” shall mean sales and marketing materials generally provided by Delta to its internal sales personnel for use in connection with the Licensed Products, including pricing information as indicated on Schedule 1.1(b).

“Licensed Product Specifications” shall mean the technical description and specifications of the Licensed Products that Delta uses to build and support the Licensed Products, but that are not provided to Delta clients or resellers.

“Licensed Products” shall mean only such Software (inclusive of binaries, APIs, libraries, scripts, patches, configuration files, examples and documentation) and other products and services as listed on Schedule 1.1(a), collectively, developed by and used in the conduct of the Ultra Business as of the date of this Agreement, but not including the Distributed Products or the Delta Legacy Products. In no event shall the Licensed Products include any Software, Technical Data or other materials (or the Intellectual Property rights protecting them) developed or acquired, in whole or in part, by Delta.

“Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by a Delta Indemnitee or a Ultra Indemnitee.

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Pre-COC Subsidiaries” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Products License” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Recoveries” shall have the meaning set forth in Section 2.6 of this Agreement.

“Restricted IP” shall mean all Intellectual Property Rights relating exclusively to, used exclusively in, or arising exclusively from those products or services set forth on Schedule 1.1(e).

“Restricted IP Assignment” shall have the meaning set forth in Section 3.1(a).

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Shared Field” shall have the meaning set forth in the Separation and Distribution Agreement.

“Software” shall mean any software whether in source code or object code, including application software, instructions for controlling the operation of a central processing unit or computer, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, but specifically excluding any licensed Third Party software.

“Tax” shall mean all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Technical Data” shall mean recorded information, regardless of the form or method of the recording, of a scientific or technical nature (including computer software documentation). The term does not include computer software or data incidental to contract administration, such as financial and/or management information.

“Term” shall have the meaning set forth in Section 5.1 of this Agreement.

“Third Party” shall mean any Person who is not a Party to this Agreement.

“Third Party Reimbursement Fee” shall mean all out-of-pocket fees and other costs payable to Third Parties by Delta or Delta Subsidiaries as a result of the creation of a copy of any Licensed Product.

“Trademarks” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, social media identifiers, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Trademarks License” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Ultra” shall have the meaning set forth in the preamble to this Agreement.

“Ultra Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Ultra Field” shall have the meaning set forth in the Separation and Distribution Agreement.

“Ultra Indemnitee” shall have the meaning set forth in Section 9.1 of this Agreement.

“Ultra Intellectual Property” shall mean any Intellectual Property Rights owned by Ultra pursuant to the Separation and Distribution Agreement, excluding any Imminent Ultra IP.

“Ultra Licensed Know-How” shall mean the information, ideas, knowledge, skill and experience owned by Ultra or an Ultra Subsidiary as of the Effective Date whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form and excluding, for the avoidance of doubt, any Ultra-Owned Products, Ultra Intellectual Property and Imminent Ultra IP.

“Ultra-Owned Products” shall mean those products listed as “Ultra Owned Products” on Schedule 1.1(c).

“Ultra Personnel” shall mean employees, officers and directors of Ultra or any Ultra Subsidiary engaged in the Ultra Business. Ultra Personnel shall be deemed to exclude all Customers, resellers, distributors or other Persons performing similar functions and any employees, partners, authorized agents and representatives of any such Persons but shall include (for the avoidance of doubt) any Contractor.

“Ultra Security and Digital Protection Services Business” shall mean the Ultra business providing services relating to security and protection of digital enterprises and assets, networks and devices and users thereof.

“Ultra Subsidiary” shall mean any direct or indirect subsidiary of Ultra that is controlled by Ultra.

“Unlicensed Marks” shall mean all Trademarks owned by Delta or its controlled Affiliates other than the Licensed Marks.

“Vector” shall mean [ 🌑 ]

“Vector and Kodiak IP” shall mean the Intellectual Property owned by Vector, Kodiak or a Vector or Kodiak subsidiary as of the Effective Date.

“Vector Labs” shall mean the business currently operated by Vector under that name engaged primarily in communications and information research and engineering.

“Virginia Courts” shall have the meaning set forth in Section 12.14 of this Agreement.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2.	GRANT OF IP AND LICENSES TO ULTRA

2.1	Grant of Products License

(a)	Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.2, and excluding any Intellectual Property Rights of any Third Party in the Licensed Products and the Applicable Licensed Product Items, Delta hereby grants to Ultra a perpetual, non-transferrable, non-assignable, royalty-free limited license to access and use the Licensed Products and the Applicable Licensed Product Items and to sublicense the use of Licensed Products and the Applicable Licensed Product Items solely to Ultra Subsidiaries, in each case in accordance with and as expressly permitted by this Agreement and in no other manner whatsoever (the “Products License”). The Products License shall not include the right of Ultra to distribute, resell or otherwise transfer (including software-as-a-service distribution) any Licensed Product to any Customer in binary code form or otherwise. During the Term, the Products License shall be (i) limited solely to use in the Ultra Field and Shared Field and (ii) exclusive for use in the Ultra Field (other than and subject to any rights in respect of the Licensed Products or the Applicable Licensed Product Items granted by Delta or any Delta Subsidiaries to any Third Party prior to the date of this Agreement) even as against Delta.

(b)	The Products License shall not entitle Ultra to access or use in accordance herewith, including Section 2.1(d), any Improvements to the Licensed Products or the Applicable Licensed Product Items or any new versions thereof, in each case that are created and released by Delta after the date of this Agreement. Ultra shall have the right to make its own Improvements to the Licensed Products or the Applicable Licensed Product Items.

(c)	Ultra hereby assigns, and agrees to cause all Ultra Subsidiaries to assign, all right (including all Intellectual Property Rights), title and interest in and to any and all Improvements made or created from or based on any Licensed Products or Applicable Licensed Product Items by or on behalf of Ultra or a Ultra Subsidiary (including by Contractors) following the Effective Date to Delta, and, as between the Parties and any Ultra Subsidiaries (and each agreement with a Contractor shall so provide), Delta shall have sole and exclusive ownership of such Improvements and all right (including all Intellectual Property Rights), title and interest therein and thereto.

(d)	Ultra shall provide Delta with written notice of any Improvements made or created from or based on any Licensed Products or Applicable Licensed Product Items by or on behalf of Ultra or a Ultra Subsidiary or, to Ultra’s knowledge, any Contractor during the Term. After such notice is provided, such Improvements shall automatically be included in the definition of Licensed Product Items, and the Products License granted to Ultra in Section 2.1(a) shall automatically be amended to allow Ultra to use such Improvements under the terms and conditions set forth in this Agreement.

(e)	The Products License does not create on behalf of Ultra or any Ultra Subsidiary or Contractor any right to or interest in or right of possession or access to any source code relating to the Licensed Products or Applicable Licensed Product Items or any right to possess, or copy or decompile object code relating to the Licensed Products or Applicable Licensed Product Items, in each case, other than as indicated on Schedule 1.1(a).

(f)	Ultra (acting through Ultra Personnel) may use the Licensed Products and the Applicable Licensed Product Items only to the extent required in connection with the operation of the Ultra Business, which during the Term shall be solely in the Ultra Field and Shared Field, and otherwise in accordance with this Agreement.

(g)	Ultra shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Licensed Products or Applicable Licensed Product Items other than to Ultra Subsidiaries and Contractors to the extent required in connection with the operation of the Ultra Business.

(h)	Notwithstanding anything to the contrary contained herein, the Products License shall not extend to any Acquiring Person or to any Affiliate or subsidiary of any such Acquiring Person (other than Ultra and Pre-COC Subsidiaries). Without limiting the foregoing, if any material operations or businesses are contributed by any Affiliate of an Acquiring Person (other than a Pre-COC Subsidiary) to Ultra or a Pre-COC Subsidiary, such contributed operations or businesses shall not be entitled to any of the rights granted pursuant to the Products License.

2.2	Applicable Licensed Product Items

(a)	Notwithstanding anything herein to the contrary, to the extent the Products License granted to Ultra in Section 2.1(a) entitles Ultra to any Licensed Product Configuration Software, Ultra shall only be permitted pursuant to such license to (i) access, use and copy such Licensed Products Configuration Software, (ii) make Improvements to such Licensed Products Configuration Software if and only to the extent Ultra is also entitled to the source code for the Licensed Product Configuration Software as indicated on Schedule 2.2(a) and (iii) either sublicense the Licensed Product Configuration Software to Ultra Subsidiaries or use the Licensed Product Configuration Software for internal use only in each case as specified on Schedule 2.2(a).

(b)	Notwithstanding anything herein to the contrary, to the extent the Products License granted to Ultra in Section 2.1(a) entitles Ultra to Licensed Product Documentation, Ultra shall only be permitted pursuant to such license to (i) access, use, copy and make Improvements to such Licensed Product Documentation and (ii) sublicense such Licensed Product Documentation to Ultra Subsidiaries.

(c)	Notwithstanding anything herein to the contrary, to the extent the Products License granted to Ultra in Section 2.1(a) entitles Ultra to any Licensed Product Specifications, Ultra shall only be permitted pursuant to such license to access, use, copy and make Improvements to such Licensed Product Specification for internal use only as necessary to support the applicable Licensed Product. For the avoidance of doubt, under no circumstances shall Ultra or any Ultra Subsidiaries provide copies of, display or otherwise disclose the Licensed Product Specifications to Customers or to any Third Party other than Ultra Personnel.

(d)	Notwithstanding anything herein to the contrary, to the extent the Products License granted to Ultra in Section 2.1(a) entitles Ultra to any Licensed Product Sales Materials, Ultra shall only be permitted pursuant to such license to access, use, copy and make Improvements to such Licensed Product Sales Materials solely for internal use.

2.3	Grant of Know-How License

(a)	Upon the terms and subject to the conditions set forth in this Agreement, Delta hereby grants to Ultra a perpetual, non-transferrable, non-assignable, royalty-free limited license to access, use, copy, and make Improvements to the Delta Licensed Know-How in accordance with and as permitted by this Agreement (the “Know-How License”). During the Term, the Know-How License shall be (i) limited solely to the Ultra Field and Shared Field and (ii) exclusive in the Ultra Field (other than and subject to any rights in respect of the Delta Licensed Know-How granted by Delta or any Delta Subsidiaries to any Third Party prior to the date of this Agreement) even as against Delta.

(b)	Ultra shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Delta Licensed Know-How other than to Ultra Subsidiaries to the extent required in connection with the operation of the Ultra Business solely in the Ultra Field and Shared Field and in accordance with this Agreement.

2.4	Assignment of Trademarks and Trademarks License

(a)	Upon the terms and subject to the conditions set forth in this Section 2.4, Delta hereby assigns, transfers and conveys to Ultra all of Delta’s right, title and interest in the trademarks, service marks, logos, and domain names listed on Schedule 2.4(a), whether registered or unregistered, and any and all goodwill symbolized thereby (the “Transferred Marks”).

(b)	Upon the terms and subject to the conditions set forth in this Section 2.4, including Section 2.4(d), Delta hereby grants to Ultra and Ultra Subsidiaries a non-transferrable, non-assignable, royalty-free, non-exclusive, limited license to use the trademarks, service marks, logos, and domain names listed on Schedule (b), whether registered or unregistered (the “Licensed Marks”), within the Ultra Field, in connection with the operation, advertisement, marketing, promotion and support of the Ultra Business and the Licensed Products in a manner not likely to cause confusion with the Unlicensed Marks (the “Trademarks License”).

(c)	Ultra acknowledges and agrees, and agrees to cause all Ultra Subsidiaries to acknowledge and agree, that all right (including all Intellectual Property Rights), title and interest in the Licensed Marks are owned exclusively by Delta. No right, title or interest in any Unlicensed Marks are granted to Ultra, Ultra Subsidiaries or any Third Party by this Agreement.

(d)	Notwithstanding anything herein to the contrary, the Trademarks License is hereby expressly limited to the right of Ultra to use, for up to six (6) months after the date hereof, such marks as part of an existing corporate or entity name of any Ultra Subsidiary and for no other purpose whatsoever; provided, however, that Ultra shall, and shall cause the applicable Ultra Subsidiaries to, (i) use its and their best efforts to promptly file amended articles of incorporation (or equivalent organizational documents) with the appropriate Governmental Entity changing its corporate or entity name to a corporate or entity name that does not contain “DXC,” “Enterprise Services,” “Enterprise Data Systems” or “EDS,” and (ii) provide Delta with any additional information, documents and materials that Delta may request to evidence those filings. None of the other Licensed Marks may be used by Ultra or Ultra Subsidiaries as a corporate or entity name, or trade name.

(e)	Ultra’s and Ultra Subsidiaries’ use of the Licensed Marks shall comply with relevant elements of Delta’s trademark guidelines and applicable Laws. Delta further reserves the right to approve the quality and propriety of any goods or services using the Licensed Marks, which approval shall not be unreasonably withheld, conditioned or delayed. It is the purpose of this provision to prevent uses of the Licensed Marks in a manner that are inconsistent with Delta’s high quality of goods and services or in a manner that might be offensive to ordinary and customary standards of exceptional service as determined by Delta, in its sole discretion, or that could undermine or damage the reputation of Delta. Ultra further agrees to furnish Delta, upon request, with sample specimens of each item bearing or displaying the Licensed Marks or pre-printed promotional literature, video, media production, web pages, or other marketing aids which Ultra or Ultra Subsidiaries proposes to use with and which incorporate the Licensed Marks. Ultra agrees that all advertising and promotional materials in which it and Ultra Subsidiaries use the Licensed Marks shall be truthful in all respects. Delta shall have the right to require Ultra and Ultra Subsidiaries to make reasonable changes to such literature or marketing aids, or to any goods or services, for the purpose of eliminating inaccuracies, to ensure compliance with the requirements of this section or otherwise to protect the Licensed Marks. If no objection is made by Delta within ten (10) Business Days after its receipt of such material, Delta shall be deemed not to object to its use or distribution. Delta shall not be deemed to endorse the accuracy of, or assume any legal responsibility for the contents of, such promotional material or media presentations. Ultra and Ultra Subsidiaries may not modify, change or alter any Licensed Mark without the prior written consent of Delta. Ultra agrees that it shall not, directly or indirectly, do, omit to do, or permit to be done, any act that will or may dilute the goodwill associated with the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or Delta or that will or may invalidate or jeopardize any registration of the Licensed Marks. Ultra and Ultra Subsidiaries shall not purchase Internet keywords or domain names containing the Licensed Marks.

(f)	Ultra recognizes the ownership of, and great value of the goodwill associated with, the Licensed Marks. Ultra acknowledges that such goodwill belongs to Delta and that such Licensed Marks, have inherent and/or acquired distinctiveness and are famous marks. Nothing in this Agreement gives Ultra and Ultra Subsidiaries any right, title, or interest in the Licensed Marks, except the right to use the Licensed Marks in accordance with the terms of this Agreement. Ultra’s and Ultra Subsidiaries’ use of the Licensed Marks shall inure to the benefit of Delta. Ultra and Ultra Subsidiaries will not, and will not cause any other Person to, seek to register any marks for, containing, or confusingly similar to, the Licensed Marks. Ultra and Ultra Subsidiaries shall not, and shall not cause any other Person to, oppose or seek to cancel or challenge, in any forum anywhere in the world, including, but not limited to, the United States Patent and Trademark Office, any application or registration by Delta for the Licensed Marks, or any composite mark containing a Licensed Mark as an element of such composite mark. Further, Ultra and Ultra Subsidiaries shall not, and shall not cause any other Person to, object to, or file any action or lawsuit because of, any use by Delta of (i) the Licensed Marks, (ii) any composite mark containing a Licensed Mark, or (iii) any company name, corporate name, trade name, keyword, or domain name consisting of or containing any of the Licensed Marks, for or in connection with any goods or services, whether such use is by Delta directly or through Delta’s licensees, Delta Subsidiaries, or Delta’s authorized users; and Ultra and Ultra Subsidiaries will not, and will not cause any other Person to, take any other action that may adversely affect or contest Delta’s ownership of or right to use or the validity, incontestability or enforceability of the Licensed Marks, any composite mark containing a Licensed Mark, or the goodwill associated with the Licensed Marks.

(g)	Ultra and Ultra Subsidiaries will display on materials utilizing or displaying the Licensed Marks any notice, marking, or indicia of ownership required by this Agreement or otherwise by Delta from time to time. Ultra and Ultra Subsidiaries will in all material respects, use the Licensed Marks in a manner reasonably calculated to prevent the Licensed Marks from becoming generic or otherwise invalid.

(h)	Ultra agrees to notify Delta in writing, as promptly as reasonably practicable, of any of the following that may come to the attention of Ultra: (i) any adoption, use, or registration of any mark, trade name, trading style or corporate name, domain name, or designation which would infringe, impair or dilute, or tend to infringe, impair or dilute, the Licensed Marks, (ii) any challenge to Delta’s use, Ultra’s use, or Ultra Subsidiaries’ use of any Licensed Mark, or (iii) any claim made by any Person of any rights in any Licensed Mark.

(i)	Except as provided herein, Delta shall be responsible, at its sole discretion, for renewing and maintaining at Delta’s expense all trademark applications and registrations for the Licensed Marks. Delta may elect, for any reason, not to renew any applications and registrations for the Licensed Marks. Each Party agrees to cooperate and provide promptly, upon any request by the other Party, appropriate samples and specimens of Delta’s, Ultra’s, and Ultra Subsidiaries’ use of the Licensed Marks and to otherwise assist the relevant Party in applying for, registering, maintaining and renewing Delta’s applications and registrations for the Licensed Marks, at Delta’s expense.

(j)	Nothing in this Agreement shall constitute any representation or warranty by Delta that any Licensed Mark is valid or that the exercise by Ultra or any Ultra Subsidiary of any rights granted under this Agreement with respect to any Licensed Mark will not infringe the Intellectual Property Rights of any Person.

2.5	Preservation of Ownership of Proprietary Rights and Sublicense Requirements

(a)

All rights not specifically granted to Ultra herein are hereby retained by Delta. There are no implied licenses to any of the Delta Proprietary Items (or to any right, title or interest therein or part, portion or aspect thereof). Ultra covenants, and agrees to cause all Ultra Subsidiaries and require all other sublicensees to covenant, to take no action or commit any omission that would reasonably be expected to be adverse to Delta’s sole and exclusive ownership of all right (including all Intellectual Property Rights), title and interest in and to the Delta Proprietary Items and shall not (i) apply to register or cooperate in any effort by any Third Party to register any right (including any Intellectual Property Rights), title or interest in or to any Delta Proprietary Items anywhere in the world in connection with any products or services, (ii) challenge or participate in any challenge or diminution of Delta’s rights (including any Intellectual Property Rights) in the Delta Proprietary Items, or (iii) do anything else inconsistent with Delta’s rights (including any Intellectual Property Rights) in the Delta Proprietary Items. If, contrary to the intent of the Parties, it should occur that Ultra has any rights of ownership in the Delta Proprietary Items, Ultra hereby agrees, at any time upon the written request of Delta, to assign and to sell for ten dollars (US$10.00) to Delta any and all such rights of ownership as well as the entire right, title and interest to any such right (including any attendant goodwill), and Ultra agrees that it has not entered and shall not enter into any agreement with any Third Party, including any Ultra Subsidiaries or other sublicensees, or otherwise take or fail to take any action, that would prevent such assignment and sale. Ultra shall promptly upon request by Delta execute, without additional consideration, any assignment or other document that may be reasonably necessary or appropriate for Delta to purchase, take assignment or perfect its ownership interest or to memorialize, record or otherwise denote or demonstrate ownership by Delta of all right (including all Intellectual Property Rights), title and interest in and to any Delta Proprietary Items.

(b)	Delta shall be responsible, at Delta’s own expense, for, and shall make all decisions concerning, the preparation, filing, registration, prosecution, renewal, enforcement and maintenance of any Intellectual Property Rights in or covering any Delta Proprietary Item. Ultra agrees to, and agrees to cause all Ultra Subsidiaries and require all other sublicensees to, cooperate fully with, and provide reasonable assistance to, Delta in respect thereof, at Delta’s own expense.

(c)	In order to assign title to Delta in accordance with the terms of this Agreement, Ultra shall use commercially reasonable efforts to obtain title to inventions made in the performance of a Customer Contract.

(d)	Unless Delta has provided its express, prior written consent (in accordance with Delta’s internal delegation of authority policy and procedures), Ultra shall not enter into any Customer Contract involving the use of any Delta Proprietary Item if such Customer Contract includes any provision that grants any Governmental Entity ownership or title to any Delta Proprietary Item.

(e)	Ultra shall set forth in written agreements with any sublicensee all applicable restrictions and obligations regarding Delta Proprietary Items as set forth in this Agreement. Ultra shall not grant any right to or fail to require any obligation from any permitted sublicensee that is inconsistent with the terms and conditions of this Agreement or reduces or eliminates protections of Delta Proprietary Items or Delta’s ownership of Delta Proprietary Items as set forth herein.

(f)	Ultra shall set forth in written agreements with any Contractor all applicable restrictions and obligations regarding such Licensed Product or the Applicable Licensed Product Items as set forth in this Agreement.

2.6	Enforcement Actions

Ultra agrees to notify Delta in writing, as promptly as reasonably practicable, of any actual, threatened or alleged infringement, challenge, misappropriation, claim, impairment or violation of any Intellectual Property Rights relating to the Licensed Products, Delta Licensed Know-How or Licensed Marks that comes to the attention of Ultra or a Ultra Subsidiary. Delta shall have sole and exclusive authority and discretion to take such legal action as it deems appropriate and control any dispute, claim, litigation, United States Patent and Trademark Office or other U.S. or foreign governmental or administrative proceeding, or other action arising out of any actual or alleged infringement, challenge, misappropriation, claim, impairment or violation of any Intellectual Property Rights relating to the Delta Proprietary Items and including any brought by a Third Party (an “Enforcement Action”). Unless the Parties otherwise agree, all costs and expenses related to an Enforcement Action shall be borne by Delta, and Delta shall be entitled to all monetary damages, fines, settlement payments, costs, attorneys’ fees, and other amounts (“Recoveries”) awarded to Delta as a direct result of an Enforcement Action. Ultra shall, and if requested by Delta cause Ultra Subsidiaries and any sublicensees to, at Delta’s expense, cooperate fully and promptly with Delta with respect to such Enforcement Action, in such manner and to such extent as Delta may reasonably request, including joining such Enforcement Action as a party. Nothing herein shall be construed as requiring Delta to take any action to bring or defend any Enforcement Action or to indemnify or hold harmless Ultra, Ultra Subsidiaries, or any sublicensees in connection therewith. During the Term, in the event Delta provides written notice or confirmation to Ultra that it determines not to bring an Enforcement Action, Ultra may, with the prior written consent of Delta (which consent may be withheld by Delta for any reason in its sole discretion), bring an Enforcement Action with respect to any violation of the Licensed Products, Delta Licensed Know-How or Licensed Marks that Ultra reasonably believes would have a material and adverse effect on its business; provided, however, that Ultra shall not compromise or settle any Enforcement Action without the prior written consent of Delta; provided, further that Ultra shall indemnify, defend and hold harmless (at Ultra’s sole cost and expense) Delta for any losses of Delta arising from or relating to such Enforcement Action brought by Ultra without Delta’s prior written consent, including, for the avoidance of doubt, any losses arising from any counterclaim to such Enforcement Action. Unless the Parties otherwise agree, all costs and expenses related to an Enforcement Action brought by Ultra shall be borne by Ultra and any Recoveries awarded to Ultra as a direct result of an Enforcement Action brought by Ultra shall belong to Ultra. Delta shall, if reasonably requested by Ultra and at Ultra’ expense, provide and cause its controlled Affiliates to provide reasonable cooperation with respect to any such Enforcement Action. For the avoidance of doubt, nothing herein shall be construed as requiring Delta to join as a party any Enforcement Action brought by Ultra.

2.7	Prohibited Uses and Administrative Obligations

(a)	Except as expressly permitted by this Agreement (including Section 2.7(b)) or with the prior written consent of Delta (not to be unreasonably withheld, conditioned or delayed) in accordance with Schedule 2.7(a), Ultra shall not, nor shall it allow or give permission to any Third Party, including but not limited to any Ultra Subsidiary, Customer or Governmental Entity, to:

(i)	use, copy (except for internal archival purposes), distribute, rent, lease, license, lend, give, sublicense, disclose or transfer any of the Delta Proprietary Items or any portion thereof;

(ii)	access or make available to any Third Party source code in any manner (and whether or not subject to escrow arrangements) relating to the Licensed Products, Licensed Product Items or any portion thereof;

(iii)	translate, modify, adapt, enhance, extend, decompile, disassemble or reverse engineer the Licensed Products, Licensed Product Items or any portion thereof;

(iv)	transfer, assign or sublicense, or purport to transfer, assign or sublicense, to any Third Party any right, including any Intellectual Property Rights, in or to any of the Delta Proprietary Items;

(v)	allow any of the Delta Proprietary Items or any right in any of them to become subject of any charge, lien or encumbrance;

(vi)	alter, remove or obscure any trademark, copyright, trade secret, patent, proprietary right and/or other legal notice of Delta that are part of or affixed to any of the Delta Proprietary Items;

(vii)	modify, decompile, disassemble or reverse engineer or otherwise attempt to derive, obtain or modify the source code to, write or develop any derivative software based upon the Licensed Products, or sell, rent, lease, license, sublicense, copy, reproduce, disclose or transmit the Delta Proprietary Items or any portion thereof, or permit any Third Party to do any of the foregoing, for any purpose whatsoever;

(viii)	use or permit use of the Delta Proprietary Items by a Third Party or on any service bureau, time-sharing or similar system; or

(ix)	create Improvements or additions to any of the Delta Proprietary Items.

For purposes of this Section 2.7(a), Delta Proprietary Items shall include, with respect to Delta Licensed Know-How, only that Delta Licensed Know-How that is Technical Data related to Licensed Products or any other reasonably identifiable products or services in existence and owned by Delta or a Delta Subsidiary as of the Effective Date.

(b)	Prior to entering into any Customer Contract in connection with any Delta Proprietary Items with any Governmental Entity, Ultra or the applicable Ultra Subsidiary shall first (i) obtain a written acknowledgment from the relevant contracting officer that such Delta Proprietary Items required to be delivered or used in performance of such Customer Contract are “commercial items” as such term is defined in FAR 2.101, (ii) ensure that the regulatory-specified contract clauses and licenses, if any, for the acquisition of such “commercial items” are included in such Customer Contract and (iii) obtain a written acknowledgment from the relevant contracting officer that any modifications to such “commercial items” are (A) of a type customarily available in the commercial marketplace or (B) minor modifications made to meet U.S. federal government requirements.

(c)	Ultra shall effect and maintain security measures as are necessary to safeguard the Delta Proprietary Items from any unauthorized access or use by any Person. Ultra shall cause Ultra Subsidiaries to comply with the terms and conditions of this Agreement and Ultra shall be liable hereunder for the actions and inactions of Ultra Subsidiaries, all Ultra Personnel and all other sublicensees as though they were the actions or inactions of Ultra.

(d)	Ultra shall not, and agrees to cause Ultra Subsidiaries to not, take any action or grant any sublicense to any Person that exceeds the scope of any license or right to sublicense granted by this Agreement.

(e)	Ultra shall not, and agrees to cause Ultra Subsidiaries to not, directly or indirectly, violate any applicable Laws or regulations in exercising any rights provided by or performed under this Agreement.

2.8	Compliance with Third Party Licenses

Ultra shall comply with the terms of the license agreements governing Third Party vendor materials incorporated into any of the Licensed Products or Licensed Product Items as and to the extent Delta so notifies Ultra in writing from time to time. None of the licenses or rights to sublicense granted hereby include any license to or right to sublicense the Intellectual Property Rights of any Third Party, unless and only to the extent Delta is authorized to provide such license or right to sublicense to Ultra. Ultra acknowledges and agrees that Ultra shall seek any license to or right to sublicense any Intellectual Property Rights of a Third Party in the Delta Proprietary Items from such Third Party.

3.	ADDITIONAL GRANTS AND RIGHTS

3.1	Assignment of Restricted IP to Ultra

(a)	Delta hereby assigns, conveys, transfers and delivers to Ultra or its designee all of Delta’s right, title and interest in and to the Restricted IP, including, without limitation, any and all goodwill symbolized thereby (as applicable), the right to recover for damages and profits for past, present and future infringements, dilutions, misappropriations or other violations of any part of the Restricted IP and the right to sue for and recover the same throughout the world in the name of Delta or its designee (the “Restricted IP Assignment”).

(b)	The Restricted IP Assignment may be made of record in any government and/or administrative authority in any applicable jurisdiction, including in the United States Patent and Trademark Office and the United States Copyright Office, as appropriate and desired by Ultra

3.2	Grant of License to Delta Improved Imminent IP

Delta hereby grants to Ultra a non-exclusive, perpetual, non-transferrable, non-assignable, royalty-free, fully paid-up right and license to access, use, copy, make Improvements to and sublicense to end users, any Ultra Subsidiary and any Contractor, any Delta Improved Imminent Ultra IP. During the Term, this license to Delta Improved Imminent IP License shall be limited solely to outside the Delta Field.

3.3	Distributed Products

To the extent any Distributed Products are, as of the date of this Agreement, distributed/resold by Ultra to Customers (either on a standalone basis or as part of an offering or software platform), Ultra shall have the right to continue distribute or resell such Distributed Products only in accordance with a separate distribution/reseller agreement or other comparable arrangement entered into with Delta permitting such resale, distribution or use which shall be negotiated in good faith by the Parties on a commercially reasonable arms’ length basis.

3.4	Delta Legacy Products

To the extent any Delta Legacy Products are, as of the date of this Agreement, used by Ultra in the conduct of the Ultra Business and Ultra desires to continue using such Delta Legacy Products or the Intellectual Property embodied therein, Ultra shall so inform Delta and the Parties shall subsequently negotiate in good faith the terms and conditions of a license agreement permitting such use by Ultra on commercially reasonable arms’ length terms.

4.	GRANT OF LICENSE TO DELTA

4.1	Grant of Imminent Ultra IP License to Delta

(a)	Ultra hereby grants to Delta a perpetual, non-transferrable, non-assignable, royalty-free, fully paid-up right and license to access, use, copy, make Improvements to and sublicense to end users, any Delta Subsidiary and any contractor of Delta or of a Delta Subsidiary any Imminent Ultra IP (the “Imminent Ultra IP License”). During the Term, the Imminent Ultra IP License shall be limited solely to outside the Ultra Field and shall be exclusive, even as to Ultra, within the Delta Field (other than and subject to any rights in respect of the Imminent Ultra IP granted by Ultra or any Ultra Subsidiary to any Third Party prior to the date of this Agreement).

(b)	Without limiting the foregoing, the Imminent Ultra IP License shall entitle Delta to access, use, copy and sublicense in accordance herewith, all Improvements to the Imminent Ultra IP as well as any new versions thereof in each case that are created and released by Ultra during the Term and made generally available by Ultra to end users of the Imminent Ultra IP. Notwithstanding the foregoing, Ultra shall have no obligation to create or release any such Improvements, and the timing of any such Improvements shall be at the sole discretion of Ultra or its applicable Affiliate.

(c)	Delta shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under any Imminent Ultra IP other than to Delta Subsidiaries and any contractor of Delta or of a Delta Subsidiary to the extent required in connection with the operation of the Delta Business (including commercialization with Delta Business customers and end users) outside of the Ultra Field and in accordance with this Agreement.

4.2 Grant of Know-How License

(a)	Upon the terms and subject to the conditions set forth in this Agreement, Ultra hereby grants to Delta a perpetual, non-transferrable, non-assignable, royalty-free limited license to access, use, copy and make Improvements to the Ultra Licensed Know-How in accordance with and as permitted by this Agreement (the “Ultra Know-How License”). During the Term, the Ultra Know-How License shall be (i) limited solely to the Delta Field and Shared Field and (ii) exclusive in the Delta Field even as against Ultra (other than and subject to any rights in respect of the Ultra Licensed Know-How granted by Ultra or any Ultra Subsidiaries to any Third Party prior to the date of this Agreement).

(b)	Delta shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Ultra Know-How License other than to Delta Subsidiaries to the extent required in connection with the operation of the Delta Business solely in the Delta Field and Shared Field and in accordance with this Agreement.

(c)	Each Party shall retain all right to its own derivative works, inventions, modifications, improvements, fixes, enhancements and/or updates made to or derived from the Ultra Licensed Know-How, and the other Party shall not have any rights to the foregoing.

4.3	Grant of Ultra Intellectual Property and Ultra-Owned Products to Delta

(a)	Ultra hereby grants to Delta a perpetual, transferrable, assignable, royalty-free, fully paid-up license to access, use, copy, make Improvements to and sublicense to end users the Ultra-Owned Products and Ultra Intellectual Property in accordance with and as permitted by this Agreement (the “Ultra-Owned Products and Intellectual Property License”). During the Term, the Ultra-Owned Products and Intellectual Property License shall be limited solely to outside clause (i) of the definition of Ultra Field on a non-exclusive basis and be exclusive in the Delta Field even as against Ultra and its Affiliates (other than and subject to any rights in respect of the Ultra-Owned Products or the Ultra Intellectual Property granted by Ultra or any Ultra Subsidiaries to any Third Party prior to the date of this Agreement). For the avoidance of doubt, following termination of this Agreement or expiration of the Term, the Ultra-Owned Products and Intellectual Property License shall remain in effect in the Delta Field and the Shared Field on a non-exclusive basis.

(b)	Each Party shall retain all right to its own derivative works, inventions, modifications, improvements, fixes, enhancements and/or updates made to or derived from the Ultra-Owned Products and Ultra Intellectual Property, and the other Party shall not have any rights to the foregoing.

4.4	Vector Labs, Kodiak and Ultra Cyber Security Services

(a)	The Parties agree that, for the duration of the Term, Delta may request that Ultra make available, and the Parties shall subsequently negotiate in good faith the terms and conditions of, a license and/or service agreement(s) relating to or permitting use by Delta on commercially reasonable arms’ length terms in the Delta Field (including as to Ultra’s ability to offer these services to third parties) of:

(i) Vector Labs, including its personnel and any necessary ancillary support resources such as equipment, contracted support, technical information, Intellectual Property, code and know-how; and

(ii) The Ultra Security and Digital Protection Services Business including its personnel and any necessary ancillary support resources such as equipment, contracted support, technical information, Intellectual Property, code and know-how.

(b)	Ultra hereby grants to Delta a non-transferrable, non-assignable, license for the Term to access, use, copy, make Improvements to and sublicense to end users the Vector and Kodiak Intellectual Property in accordance with and as permitted by this Agreement (the “Vector/Kodiak License”). The Vector/Kodiak License will be royalty-free and fully paid up to the extent that Delta does not commercially exploit the Vector and Kodiak Intellectual Property in the Delta Business and will be subject to a commercially reasonable royalty, to be negotiated in good faith by the Parties and agreed in writing, for commercial exploitation by Delta in the Delta Business. The Vector/Kodiak License shall be exclusive to Delta in the Delta Field even as against Ultra and its Affiliates (other than and subject to any rights in respect of the Vector and Kodiak Intellectual Property granted by Ultra or any Ultra Subsidiaries to any Third Party prior to the date of this Agreement), provided, however that Delta hereby agrees to grant back a royalty-free and fully paid up non-exclusive license of the Vector and Kodiak Intellectual Property to Ultra to use, make Improvements to and to sublicense end users, on case-by-case basis, for any Opportunity, presented to Delta, as set forth in Section 4.4(c) below, as to which Delta has notified Ultra that Delta is not interested in pursuing.

(c)	During the Term and subject to any other rights herein or in any other Transaction Document, in the event Vector Labs wishes to pursue research and development of new or improved technology (including software products) which has potential applicability in the Delta Field (each collectively an “Opportunity”), Vector Labs shall, prior to pursuing such Opportunity, provide written notice to Delta identifying the Opportunity and describing the specifics thereof in sufficient detail (together with any necessary background information) as reasonably required for Delta to evaluate it together with the commercial prospects thereof. Thereafter, Delta shall notify Ultra in writing within ten (10) business days (or such longer period as Delta may require to reasonably evaluate the Opportunity under the circumstances as notified to Ultra within said ten (10) business days) whether: (i) Delta desires to pursue the Opportunity together with Vector Labs or (ii) Delta is not interested in pursuing the Opportunity; in which case, (subject to any other restrictions and exclusive grants other than the Vector/Kodiak License) Vector Labs may engage in the Opportunity. Unless Delta has notified Ultra that it is not interested in pursuing the Opportunity, the Parties shall negotiate in good faith toward reaching mutually agreeable terms on a collaborative development and commercialization effort. In the event Delta notifies Ultra that it is not interested in pursuing an Opportunity and, thereafter, the specifics of the Opportunity substantially change (including a change in research scope of commercial prospects or other circumstances that would likely make the Opportunity more attractive to Delta), Ultra shall re-offer the revised Opportunity to Delta in the manner described above.

5.	TERM

5.1	Term

The Term of this Agreement (the “Term”) shall commence as of the Effective Date and continue through the fifth (5th) anniversary of the Effective Date unless terminated earlier pursuant to Section 11.

6.	TAXES

6.1	Taxes

Each Party shall be responsible for all Taxes imposed on such Party under applicable Law. In no event shall any Party be responsible for Taxes on or measured by net income of the other Party. The Parties shall cooperate with each other to furnish such forms and certificates that they are legally entitled to furnish to eliminate or reduce Taxes on payments described herein. No Party shall be required to “gross up” the other party for Taxes imposed through withholding or deduction. To the extent any Party is required under applicable Law to collect sales, use or similar taxes from the other Party, the Party required to collect such taxes shall separately state the applicable sales, use or similar tax on an invoice rendered to the other Party.

7.	SUPPORT AND MAINTENANCE OBLIGATIONS

7.1	Support and Maintenance Services

(a)	Delta and Ultra may elect to enter into a separate agreement after the date hereof setting forth any additional maintenance and support services to be provided by Delta to Ultra in respect of any Licensed Product or Licensed Product Items, such as training on the Licensed Products. The terms and conditions of any such agreement, including the fees for such services, shall be negotiated and agreed between Delta and Ultra on an arm’s-length basis at such time.

(b)	The Parties will agree on governance procedures for the request and delivery of the Licensed Products, Licensed Product Items and Improvements during the Term but the failure to agree shall not void the Parties’ respective obligations to request and deliver the Licensed Products, Licensed Product Items and Improvements during the Term in accordance with this Agreement.

7.2	M&A Activity

(a)	Notwithstanding anything else to the contrary contained herein, any license granted by Delta hereunder shall not extend to any Person that, directly or indirectly, acquires control of Ultra through a Change of Control of Ultra (an “Acquiring Person”) or to any Affiliate or subsidiary of any such Acquiring Person (other than Ultra and entities that were direct or indirect subsidiaries of Ultra prior to the time such Acquiring Person acquired such control (a “Pre-COC Subsidiary”)). Without limiting the foregoing, if any material operations or businesses are contributed by any Affiliate of an Acquiring Person (other than a Pre-COC Subsidiary) to Ultra or a Pre-COC Subsidiary, such contributed operations or businesses shall not be entitled to any of the right granted pursuant to any such license.

(b)

Notwithstanding anything to the contrary contained herein, in the event that any divestiture (whether by spin-off, split-off, stock or asset sale or other similar transaction) of all or any portion of the Delta Business or Ultra Business in an arm’s length transaction to an unaffiliated third party (a “bona fide purchaser”) would cause, or be reasonably expected to cause, a Party to breach any of the restrictions or limitations imposed on such Party hereunder and/or under the Separation and Distribution Agreement or any of the Ancillary Agreements, such bona fide purchaser shall be permitted to develop and implement a “firewall plan” to protect the Intellectual Property Rights owned by or exclusively licensed (to the extent of such exclusivity) to such other Party and to prevent Intellectual Property Rights of such divested business from being used by such bona fide purchaser’s business that operates in the other Party’s field (either the Delta Field or the Ultra Field, as applicable); provided, however, that no such “firewall plan” shall be required in respect of any portion of such bona fide purchaser’s business that operates outside of the other Party’s Field (either the Delta Field or the Ultra Field, as applicable) or to prevent a Party’s Employees from transferring into any portion of such bona fide purchaser’s business that operates outside of the other Party’s Field (either the Delta Field or the Ultra Field, as applicable).

(c)	Notwithstanding anything to the contrary contained herein, in the event that any acquisition (whether by merger, consolidation, stock or asset purchase or other similar transaction) of any business by either Party or their respective controlled Affiliates contains certain activities that would cause, or be reasonably expected to cause, such Party to breach any of the restrictions or limitations hereunder and/or under the Separation and Distribution Agreement or any of the Ancillary Agreements, such Party shall, at its election, either (a) develop and implement a “firewall plan” to protect the Intellectual Property Rights owned by or exclusively licensed (to the extent of such exclusivity) to such other Party and to prevent Intellectual Property Rights of in such Party’s possession from from being used in connection with the offending portions of such business; provided, however, that the fact that (i) no more than five individual managers at the L1 to L3 levels at such Party have management oversight over a potentially offending element or (ii) such Party shared back office support functions (including HR, accounting, tax and IT), but for the avoidance of doubt not any customer facing or front office support functions (such as sales support, product development, customer support and product support), provide support to the acquired entity shall not in itself be deemed a breach of this Section 7.2(b).

8.	WARRANTIES

8.1	Warranty Exclusions

(a)	The Applicable Licensor shall in no circumstances have any liability for any of the following: (i) failure of the Licensed Products or Ultra-Owned Products, as applicable resulting from unpermitted modification, abuse or prohibited use of the Licensed Products or Ultra-Owned Products, as applicable, or use of the Licensed Products or Ultra-Owned Products, as applicable, that does not comply with the requirements of the Licensed Product Sales Materials or Ultra-Owned Product materials, as applicable, (ii) failure of the Licensed Products or the Ultra-Owned Products, as applicable, resulting from use of the Licensed Products or the Ultra-Owned Products, as applicable, in combination with any other software and/or equipment which has not been supplied or approved in writing by the Applicable Licensor for use with the Licensed Products or the Ultra-Owned Products, as applicable, (iii) loss of data or any storage media in the possession or under the control of the Applicable Licensee or any Delta Subsidiary or Ultra Subsidiary, as applicable, (iv) the content and accuracy of any document produced by the Licensed Products or the Ultra-Owned Products, as applicable, (v) the Applicable Licensee’s or any Delta Subsidiary’s or any Ultra Subsidiary’s, as applicable, negligence or hardware malfunction, or (vi) (x) in the case of Ultra, the Ultra-Owned Products, Ultra Licensed Know-How, the Ultra Imminent IP, or the Restricted IP, and (y) in the case of Delta, the Licensed Products, the Licensed Product Items, Delta Licensed Know-How, Delta Improved Imminent IP or Licensed Trademarks.

(b)	NO WARRANTY SHALL BE CREATED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE FROM, THIS AGREEMENT OR EITHER PARTY’S RENDERING OF TECHNICAL, PROGRAMMING, OR OTHER ADVICE OR SERVICE HEREUNDER. EACH PARTY SHALL BE DEEMED TO HAVE ACCEPTED, IN THE CASE OF ULTRA, THE DELTA PROPRIETARY ITEMS, THE RESTRICTED IP AND ANY SERVICES PROVIDED BY DELTA AND, IN THE CASE OF DELTA, THE ULTRA-OWNED PRODUCTS, ULTRA LICENSED KNOW-HOW AND ANY SERVICES PROVIDED BY ULTRA, “AS IS” AND “WHERE IS,” AND WITHOUT ANY WARRANTY OF ANY KIND.

(c)	(i) EACH PARTY HEREBY WAIVES ALL WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF TITLE, WARRANTY OF NON-INFRINGEMENT OR OTHERWISE (INCLUDING TIME OF PERFORMANCE) RESPECTING, IN THE CASE OF ULTRA, THE DELTA PROPRIETARY ITEMS, RESTRICTED IP OR SERVICES PROVIDED BY DELTA, AND IN THE CASE OF DELTA, THE ULTRA-OWNED PRODUCTS, ULTRA LICENSED KNOW-HOW, ULTRA INTELLECTUAL PROPERTY, ULTRA IMMINENT IP OR SERVICES PROVIDED BY ULTRA, AND (ii) NEITHER PARTY MAKES ANY WARRANTY THAT THE FUNCTIONS CONTAINED IN, IN THE CASE OF DELTA, A LICENSED PRODUCT ITEM OR ANY RESTRICTED IP, AND IN THE CASE OF ULTRA, THE ULTRA-OWNED PRODUCTS OR ULTRA LICENSED KNOW-HOW, WILL MEET THE OTHER PARTY’S REQUIREMENTS OR THAT THE OPERATION OF, IN THE CASE OF DELTA, A LICENSED PRODUCT ITEM OR ANY RESTRICTED IP, AND IN THE CASE OF ULTRA, THE ULTRA-OWNED PRODUCTS OR ULTRA LICENSED KNOW-HOW, WILL BE UNINTERRUPTED OR ERROR-FREE.

(d)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY ASSUMES SOLE RESPONSIBILITY AND ENTIRE RISK AS TO THE SUITABILITY AND RESULTS OBTAINED FROM USE OF, IN THE CASE OF ULTRA, THE DELTA PROPRIETARY ITEMS, THE RESTRICTED IP AND THE SERVICES PROVIDED BY DELTA, AND IN THE CASE OF DELTA, THE ULTRA-OWNED PRODUCTS, ULTRA LICENSED KNOW-HOW AND ANY SERVICES PROVIDED BY ULTRA, AND ANY DECISIONS MADE OR ACTIONS TAKEN BASED ON THE INFORMATION CONTAINED IN OR GENERATED BY THE FOREGOING, AS APPLICABLE.

9.	INDEMNIFICATION; INJUNCTIVE RELIEF; LIMITATIONS OF LIABILITY

9.1	Indemnification by Delta

Delta will indemnify, defend and hold harmless Ultra, and each of Ultra’s controlled Affiliates and Ultra’s and its controlled Affiliates’ directors, officers, employees, agents and permitted successors and assigns (“Ultra Indemnitees”) from and against any and all Losses incurred by any Ultra Indemnitee as a direct result of any claim by a Third Party that is not a Ultra Affiliate that Ultra’s use of any Improvements to the Licensed Products provided by Delta pursuant to this Agreement infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from (i) Ultra’s modification of the Licensed Products or combination by Ultra of the Licensed Products with other products or services if the Licensed Products would not have been infringing but for such combination or modification, (ii) Ultra’s use of such Licensed Products other than as permitted under this Agreement, (iii) Ultra’s failure to use an updated non-infringing version of the applicable Licensed Products to the extent Ultra was notified that the update cured an infringement, (iv) changes to the

Licensed Products made by Delta at the direction of Ultra, (v) any open source software included in the Licensed Products or used by Ultra or an end user in connection with the Licensed Products, or (vi) any portion of the Licensed Products that is owned by a Third Party.

9.2	Indemnification by Ultra

Ultra will indemnify, defend and hold harmless Delta, and each of Delta’s Affiliates and Delta’s and its Affiliates’ directors, officers, employees, agents and permitted successors and assigns (“Delta Indemnitees”) from and against any and all Losses incurred by any Delta Indemnitee as a direct result of any claim by a Third Party that is not a Delta Affiliate (a) arising from or relating to Ultra’s, Ultra Subsidiaries’ or any end user’s use of the Licensed Products, and/or any end user agreement, documentation or representation provided or made by Ultra to an end user to the extent such end user agreement, documentation or representation differs from the Licensed Product Sales Materials, Licensed Product Documentation, and/or marketing materials provided by Delta or (b) that Delta’s use of any Improvements to the Licensed Products provided by Ultra pursuant to this Agreement infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from (i) Delta’s modification of the Licensed Products or combination by Delta of the Licensed Products with other products or services if the Licensed Products would not have been infringing but for such combination or modification, (ii) Delta’s failure to use an updated non-infringing version of the applicable Licensed Products to the extent Delta was notified that the update cured an infringement, (iii) changes to the Licensed Products made by Ultra at the direction of Delta, (iv) any open source software included in the Licensed Products or used by Delta or its customers in connection with the Licensed Products or (v) any portion of the Licensed Products that is owned by a Third Party.

9.3	Sole Remedy; Indemnification Procedures

(a)	If any Improvement for which Delta has an indemnification obligation under Section 9.1 becomes, or in Delta’s reasonable opinion is likely to become, the subject of any U.S. copyright, trademark or trade secret infringement or misappropriation claim or proceeding, Delta will, in addition to indemnifying Ultra as provided in Section 9.1, promptly take the following actions, at no additional charge to Ultra, in the following order of priority: (i) secure the right to continue using the item or (ii) replace or modify the item to make it non-infringing. If neither of such actions can be accomplished by Delta using commercially reasonable efforts, and only in such event, Delta will remove the applicable Improvements and, in full satisfaction of Delta’s obligations with respect to this Section 9.3(a), the applicable Fees will be equitably adjusted to reflect such removal. THIS SECTION 9.3 AND SECTION 9.1, STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF THE APPLICABLE LICENSOR AND THE EXCLUSIVE REMEDY OF THE APPLICABLE LICENSEE, ITS AFFILIATES, SUCCESSORS AND ASSIGNS WITH RESPECT TO ANY VIOLATION OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY, IN THE CASE OF DELTA, THE LICENSED PRODUCTS AND THE SUPPORT SERVICES PROVIDED BY DELTA OR ANY PART THEREOF, AND IN THE CASE OF ULTRA, THE ULTRA DEVELOPED PRODUCTS AND THE SUPPORT SERVICES PROVIDED BY ULTRA OR ANY PART THEREOF.

(b)	All indemnification procedures shall be governed by Section 7.4 of the Separation and Distribution Agreement.

9.4	Injunctive Relief

The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of Sections 2, 4, or 10 of this Agreement by a Party or any of its Subsidiaries and that the other Party shall, in addition to any other rights it may have at Law or in equity, be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach (and the Party in breach shall not raise the defense of an adequate remedy at Law) without the posting of a bond or other form of assurance or surety.

9.5	Limitation of Liability

EXCEPT WITH RESPECT TO (a) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 8.1(a) WITH RESPECT TO THIRD PARTY CLAIMS, (b) EITHER PARTY’S INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER OR USE OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER IN ANY MANNER OR FOR ANY PURPOSE OR APPLICATION NOT EXPRESSLY PERMITTED BY THIS AGREEMENT, (c) EITHER PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, OR (d) EITHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR COSTS, OR FOR LOST OR DAMAGED DATA OR LOSS OF PROFIT OR GOODWILL, WHETHER FORESEEABLE OR NOT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS.

10.	CONFIDENTIAL DATA & PROPRIETARY MATERIALS

10.1	Confidential Data, Proprietary Information, and Trade Secrets

All Confidential Information submitted or disclosed by one Party to the other Party in connection with this Agreement shall be governed by the confidentiality obligations set forth in Section 8.5 of the Separation and Distribution Agreement. For purposes of this Agreement, Confidential Information of Delta shall include all Delta Proprietary Items.

10.2	Employees and Sublicensees

Each Party shall require its sublicensees and cause its Affiliates and its and their employees, authorized agents and representatives to comply with the provisions set forth in this Agreement and shall be deemed for purposes of this Agreement to have taken the actions and inactions of the same in connection thereto.

11.	TERMINATION

11.1	Events of Termination

This Agreement may only be terminated if:

(a)	the Parties mutually agree;

(b)	the other Party is in material breach or default of any of its representations, warranties, covenants or obligations under this Agreement or violates or infringes the Intellectual Property Rights of such Party and which breach, violation or infringement has remained uncured or otherwise unresolved for a period of thirty (30) days or more following that Party’s receipt of written notice regarding such breach; or

(c)	the other Party makes any assignment or assumption for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or is placed in the hands of a receiver or if the equivalent of any of the proceedings or acts referred to in this clause, though known and/or designated by some other name or term, occurs;

and such Party notifies the other Party of its election to terminate this Agreement.

11.2	Effect of Termination or Expiration

(a)	Upon the termination of this Agreement or the expiration of the Term, Ultra shall only be entitled to access and use the then-current versions of the Licensed Products and the Licensed Product Items in Ultra’s possession.

(b)	Upon the termination of this Agreement, Ultra shall immediately return all copies, in any form, of any Confidential Information in its possession or control (or certify to Delta in writing that the same has been destroyed), except the then-current versions of the Licensed Products and the Licensed Product Items in Ultra’s possession or control.

(c)	Unless a contrary intention clearly appears, expressions of termination, cancellation or rescission of this Agreement may not be construed as a renunciation or discharge of any claim in damages for an antecedent breach of this Agreement or an obligation incurred prior to the termination or expiration thereof.

11.3	Survival of Terms

Upon the termination of this Agreement or the expiration of the Term for any reason, the following shall survive: (a) any unsatisfied payment obligation or other right or remedy regardless of whether based on prior default or performance or otherwise, (b) any limitation on the scope, manner, method, or location of the exercise of rights in the Delta Proprietary Items, (c) any limitation, exclusion or waiver of warranties, remedy, liability or damages, (d) any obligation of confidentiality, nondisclosure, return of data or materials, or singular obligation to the extent that the obligation was created by the terms of this Agreement, (e) any right for effectuating any of the aforesaid, (f) the right of Delta to receive any and all Improvements made or created from or based on the Licensed Products or any Licensed Product Items by or on behalf of Ultra or a Ultra Subsidiary following the Effective Date, and (g) the provisions of Sections 2, 3, 4, 8, 8.1(a), 10, 11 and 12, including the perpetual licenses granted herein.

12.	GENERAL PROVISIONS

12.1	Further Assurances

In addition to the actions specifically provided for elsewhere in this Agreement, each Party agrees to execute or cause to be executed and to record or cause to be recorded such other agreements, instruments and other documents, and to take such other action, as reasonably necessary or desirable, to fully effectuate the license grants, assignment, intents and purposes of this Agreement.

12.2	Relationship of the Parties

This Agreement shall not be construed to place the Parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. No Party shall have any power to obligate or bind the other Party in any manner whatsoever, except as specifically provided herein.

12.3	Amendment

This Agreement may not be modified or amended, except by an agreement in writing signed by each of the Parties.

12.4	Entire Agreement

The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. This Agreement (including the Schedules) and the Separation and Distribution Agreement constitute the entire agreement between the Parties related to the subject matter of the Agreement and supersede all prior agreements, discussions and understandings between the Parties related to its subject matter.

12.5	Priority of Agreements

If there is a conflict between any provision of this Agreement and the Separation and Distribution Agreement (or any other agreement referred to therein), the provisions of this Agreement will control.

12.6	Assignment

This Agreement shall not be assignable by Ultra, in whole or in part, directly or indirectly, without the prior written consent of Delta, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that Ultra may assign this Agreement (a) to an Affiliate controlled by Ultra, or (b) to a purchaser of all or substantially all of the properties and assets of Ultra, in each case so long as such assignee expressly assumes, in a written instrument in form reasonably satisfactory to Delta, the due and punctual performance or observance of every agreement and covenant of this Agreement to be performed or observed on the part of Ultra. Notwithstanding the foregoing, because of its personal nature to Delta, the Trademarks License may not be assigned to any Person without the prior written consent of Delta, which consent may be withheld by Delta for any reason in its sole discretion. For the avoidance of doubt, this Agreement shall be assignable by Delta, in whole or in part, directly or indirectly, to any Person without restriction.

12.7	Successors and Assigns

The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.8	Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and their respective Affiliates and shall not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement, except that any Ultra Indemnitees or Delta Indemnitees shall be intended third-party beneficiaries of Section 8.1(a) of this Agreement.

12.9	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Separation and Distribution Agreement.

12.10	Rules of Construction

This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party. Moreover, drafts of the Agreement and Schedules shall not be taken into account in interpreting, or establishing the nature or limits of, a Party’s rights and obligations hereunder. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Notwithstanding anything herein to the contrary, all rights granted herein and hereby shall be construed so as to permit or require only such action and/or use that is in compliance with Applicable Security Laws and Regulations. Notwithstanding the foregoing, the Parties shall comply with all applicable Export Control Laws and Regulations.

12.11	Title and Headings

Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.12	No Waiver

A Party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted hereunder are effective only if recorded in a writing signed by the Party granting such waiver.

12.13	Severability

If any provision of this Agreement is determined by any court or Governmental Entity to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

12.14	Governing Law; Jurisdiction

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the Laws of any other jurisdiction. Subject to the provisions of Section 9 of the Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Separation and

Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.14. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.15	Dispute Resolution

The procedures set forth in Section 9 of the Separation and Distribution Agreement shall apply to the resolution of all disputes arising under this Agreement.

12.16	Specific Performance

From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement that is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Date, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

12.17	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

12.18	Noncontravention

Notwithstanding anything else herein, nothing in this Agreement shall require or have the effect of licensing or transferring any Intellectual Property Rights of an Applicable Licensor in violation or breach of any agreement with a Third Party in effect as of the date of this Agreement or which would restrict the ability of either Party to continue to commercialize under any subsisting contractual joint venture or teaming arrangement any offering in violation or breach thereof, (provided, however, that this provision shall not eliminate the obligation of Ultra to obtain necessary rights under agreements with Delta with respect to commercialization or distribution of any Delta Legacy Products and Distributed Products). In the event of such conflict the Parties agree to consult and agree on how best to effectuate the commercial intent of the Parties which is the subject of the conflict in a manner that does not contravene any Third Party agreements or current commercialization arrangements, including, by way of seeking to obtain consents or modifications to existing contractual arrangements.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DXC TECHNOLOGY COMPANY
By:
Name:
Title:
PERSPECTA INC.
By:
Name:
Title: